Exhibit 99.1

Quotient Announces Positive Verification and Validation Results for Extended Immunohematology Microarray and Updates on Hypercare Sites and Revenue Performance in the Quarter

•	Successful Extended Immunohematology Verification and Validation data paving the way for field trials

•	Positive customer feedback and three additional hypercare sites initiated

•	Preliminary quarterly revenue higher than guided

JERSEY, Channel Islands, Oct. 17, 2019 (GLOBE NEWSWIRE) — Quotient Limited (NASDAQ:QTNT), a commercial-stage diagnostics company, today announced the positive Verification & Validation (V&V) data for the Extended Immunohematology (IH) Microarray.

“We received encouraging feedback from the ongoing Initial SDS US field trial sites, with a response from one of the sites being that the MosaiQ platform is the most user-friendly instrument used in their 27 years working in a testing lab. This in addition to the initiation of another three hypercare sites, gives me confidence in the market acceptance of MosaiQ,” said Franz Walt, Quotient’s Chief Executive Officer.

Mr. Walt added, “The Extended IH Microarray in combination with the Initial SDS Microarray, which was submitted for CE mark in June 2019, will be the first impactful and highly effective offering to hit the market. We are pleased to share these new data, which continues to demonstrate the potential of our platform.”

A summary of the V&V data for the Extended MosaiQ™ IH Microarray is set out below:

Antigen Type	A	B	D	C	c	E	e	K	Cw

Concordance	99.6%	100%	99.3%	99.4%	99.7%	100%	100%	100%	100%

Antigen Type	k	Kpa	Fya	Fyb	Jka	Jkb	N	S	Leb

Concordance	98.9%	99.3%	98.8%	99.7%	98.6%	98.9%	100%	97.7%	98.1%

This study includes 723 samples tested and also demonstrates equivalent or improved performance for the group of antigen assays included on the Initial IH microarray. The next step for the Extended MosaiQ IH Microarray will be the commencement of US and European field trials.

Preliminary Quarterly Results

The Company plans to release results for the quarter ended September 30, 2019 on November 4, 2019 before the market opens. Preliminary results, which are subject to review by our independent public accountants, reflect revenue higher than guidance previously provided for the quarter.

About Quotient Limited

Building on 30 years of experience in transfusion diagnostics, Quotient is a commercial-stage diagnostics company committed to delivering solutions that reshape the way diagnostics is practiced. MosaiQ, Quotient’s proprietary multiplex microarray technology, offers the world’s first fully automated, consolidated testing platform, allowing for multiple tests across different modalities. MosaiQ is designed to be a game-changing solution, which Quotient believes will increase efficiencies, improve clinical practice, deliver significant workflow improvements, and operational cost savings to laboratories around the world. Quotient’s operations are based in Eysins, Switzerland, Edinburgh, Scotland and Newtown, Pennsylvania.

The Quotient logo and MosaiQ™ are registered trademarks or trademarks of Quotient Limited and its subsidiaries in various jurisdictions.

Contact: Christopher Lindop, Chief Financial Officer, chris.lindop@quotientbd.com; +41 799 61 69 38

Source: Quotient Limited